Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
     You should read the following discussion and analysis in conjunction with our Consolidated Financial Statements and related Notes thereto included in Exhibit 99.2 of this Form 8-K and the Risk Factors included in Part I, Item 1A of the 2009 Form 10-K, as well as other cautionary statements and risks described elsewhere in the 2009 Form 10-K and our other filings with the Securities and Exchange Commission.
Overview
     We design, develop and sell semiconductor system solutions, comprised of semiconductor devices, software and reference designs, for imaging, audio, embedded-modem, and video applications. These solutions include a comprehensive portfolio of imaging solutions for multifunction printers (MFPs), fax platforms, and “connected” frame market segments. Our audio solutions include high-definition (HD) audio integrated circuits, HD audio codecs, and speakers-on-a-chip solutions for personal computers, PC peripheral sound systems, audio subsystems, speakers, notebook docking stations, voice-over-IP speakerphones, intercom, door phone, and audio-enabled surveillance applications. We also offer a full suite of embedded-modem solutions for set-top boxes, point-of-sale systems, home automation and security systems, and desktop and notebook PCs. Additional products include decoders and media bridges for video surveillance and security applications, and system solutions for analog video-based multimedia applications.
     Our fiscal year is the 52- or 53-week period ending on the Friday closest to September 30. Fiscal year 2009 was a 52-week year and ended on October 2, 2009. Fiscal year 2008 was a 53-week year and ended on October 3, 2008. Fiscal year 2007 was a 52-week year and ended on September 28, 2007.
Business Enterprise Segments
     The Company operates in one reportable segment. As required by the Segment Reporting topics of the FASB ASC 280-10 (SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”), standards are established for the way that public business enterprises report information about operating segments in their annual consolidated financial statements. Following the sale of the Company’s Broadband Access Products (“BBA”) operating segment, the results of which have been classified in discontinued operations, the Company has one remaining operating segment, comprised of one reporting unit, which was identified based upon the availability of discrete financial information and the chief operating decision makers regular review of the financial information for this operating segment.
     In August 2009, we completed the sale of certain assets related to the BBA business to Ikanos Communications, Inc. In August 2008, we completed the sale of our BMP business to NXP. As a result, the operations of the BMP business and the BBA business have been reported as discontinued operations for all periods presented.
Results of Operations
Net Revenues
     We recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price and terms are fixed and determinable, and (iv) the collection of the receivable is reasonably assured. These terms are typically met upon shipment of product to the customer. The majority of our distributors have limited stock rotation rights, which allow them to rotate up to 10% of product in their inventory two times per year. We recognize revenue to these distributors upon shipment of product to the distributor, as the stock rotation rights are limited and we believe that we have the ability to reasonably estimate and establish allowances for expected product returns in accordance with FASB ASC 605-15 (Statement of Financial Accounting Standards (SFAS) No. 48, “Revenue Recognition When Right of Return Exists”).
     Revenue with respect to sales to customers to whom we have significant obligations after delivery is deferred until all significant obligations have been completed. At October 2, 2009 and October 3, 2008, deferred revenue related to shipments of products for which we have on-going performance obligations was $0.1 million and $0.2 million, respectively.
     Our net revenues decreased 37% to $208.4 million in fiscal 2009 from $331.5 million in fiscal 2008. This decrease was primarily driven by a 21% decrease in average selling prices (ASPs) and a 20% decrease in unit volume shipments. The revenue decline was primarily driven by the economic downturn combined with the modem business de-bundling trend and lower shipments of legacy wireless products.

     The global economic recession severely dampened semiconductor industry sales in fiscal 2009. Weakening demand for the major drivers of semiconductor sales, which includes automotive products, personal computers, consumer electronics, and corporate information technology products, resulted in a sharp drop in semiconductor industry sales. Demand for all of our products has experienced significant decline in line with the industry decline. Revenues in the fiscal year ended October 2, 2009 were lower compared to the fiscal year ended October 3, 2008 primarily as a result of the effects of the overall economic environment. Facing these challenges, the Company has reduced its operating costs and managed its working capital, while continuing to focus on delivering innovative products to gain market share. Management believes it reached the bottom of its revenue cycle in the fiscal quarter ended April 3, 2009 and sees signs of market stabilization, evidenced by stronger quarter-over-quarter orders that support this belief.
     Our net revenues decreased 8% to $331.5 million in fiscal 2008 from $360.7 million in fiscal 2007. This decline was driven by a 16% decrease in average selling prices (ASPs) which was offset slightly by a 5% increase in unit volume shipments. These declines were partially offset by approximately $14.7 million of non-recurring revenue from the buyout of a future royalty stream in fiscal 2008.
Gross Margin
     Gross margin represents net revenues less cost of goods sold. As a fabless semiconductor company, we use third parties for wafer production and assembly and test services. Our cost of goods sold consists predominantly of purchased finished wafers, assembly and test services, royalties, other intellectual property costs, labor and overhead associated with product procurement and non-cash stock-based compensation charges for procurement personnel.
     Our gross margin percentage for fiscal 2009 was 58.4% compared with 58.6% for fiscal 2008. Our gross margin percentage for fiscal 2008 includes a non-recurring royalty buyout of $14.7 million that occurred in the first quarter. The royalty buyout contributed 1.9% to our gross margin percentage during fiscal 2008. The increase in gross margin percentage is attributable to product cost reduction efforts and improved inventory management, resulting in lower excess and obsolete (E&O) inventory provisions as a percentage of sales.
     Our gross margin percentage for fiscal 2008 was 58.6% compared with 55.1% for fiscal 2007. Our gross margin percentage for fiscal 2008 includes a non-recurring royalty buyout of $14.7 million that occurred in the first quarter. The royalty buyout contributed 1.9% to our gross margin percentage during fiscal 2008. The remaining increase in gross margin percentage is attributable to product cost reduction efforts and favorable product mix.
     We assess the recoverability of our inventories on a quarterly basis through a review of inventory levels in relation to foreseeable demand, generally over the following twelve months. Foreseeable demand is based upon available information, including sales backlog and forecasts, product marketing plans and product life cycle information. When the inventory on hand exceeds the foreseeable demand, we write down the value of those inventories which, at the time of our review, we expect to be unable to sell. The amount of the inventory write-down is the excess of historical cost over estimated realizable value. Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory. Demand for our products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand is lower than originally projected, additional inventory write-downs may be required. Similarly, in the event that actual demand exceeds original projections, gross margins may be favorably impacted in future periods. During fiscal 2009, we recorded $0.7 million of net credits for E&O inventory. During fiscal 2008, we recorded $5.6 million of net charges for E&O inventory. Activity in our E&O inventory reserves for fiscal 2009 and 2008 was as follows (in thousands):

	Fiscal Year Ended
	2009	2008
E&O reserves, beginning of period	$12,579	$11,986
Additions	2,159	7,309
Release upon sales of product	(2,904)	(1,733)
Scrap	(5,669)	(4,003)
Standards adjustments and other	227	(980)

E&O reserves, end of period	$6,392	$12,579

     We review our E&O inventory balances at the product level on a quarterly basis and regularly evaluate the disposition of all E&O inventory products. It is possible that some of these reserved products will be sold, which will benefit our gross margin in the period sold. During fiscal 2009 and 2008, we sold $2.9 million and $1.7 million, respectively, of reserved products.
     Our products are used by communications electronics OEMs that have designed our products into communications equipment. For many of our products, we gain these design wins through a lengthy sales cycle, which often includes providing technical support to the OEM customer. Moreover, once a customer has designed a particular supplier’s components into a product, substituting another supplier’s components often requires substantial design changes, which involve significant cost, time, effort and risk. In the event of the loss of business from existing OEM customers, we may be unable to secure new customers for our existing products without first achieving new design wins. When the quantities of inventory on hand exceed foreseeable demand from existing OEM customers into whose products our products have been designed, we generally will be unable to sell our excess inventories to others, and the estimated realizable value of such inventories to us is generally zero.

     On a quarterly basis, we also assess the net realizable value of our inventories. When the estimated ASP, less costs to sell our inventory, falls below our inventory cost, we adjust our inventory to its current estimated market value. During fiscal 2009 there were no charges to adjust product costs to their estimated market values. Increases to the lower of cost or market (LCM) inventory reserves may be required based upon actual ASPs and changes to our current estimates, which would impact our gross margin percentage in future periods.
Research and Development
     Our research and development (R&D) expenses consist principally of direct personnel costs to develop new semiconductor products, allocated indirect costs of the R&D function, photo mask and other costs for pre-production evaluation and testing of new devices, and design and test tool costs. Our R&D expenses also include the costs for design automation advanced package development and non-cash stock-based compensation charges for R&D personnel.
     R&D expense decreased $7.1 million, or 12% in fiscal 2009 compared to fiscal 2008. The decrease is due to a 17% reduction in R&D headcount from September 2008 to September 2009, driven by restructuring activities and cost cutting measures, partially offset by our ongoing cost associated with our acquisition of the Freescale “SigmaTel” design center.
     R&D expense decreased $33.4 million, or 36%, in fiscal 2008 compared to fiscal 2007. The decrease is due to a 54% reduction in R&D headcount from September 2007 to September 2008. Other restructuring activities and cost cutting measures also contributed to the reduction in R&D expense.
Selling, General and Administrative
     Our selling, general and administrative (SG&A) expenses include personnel costs, sales representative commissions, advertising and other marketing costs. Our SG&A expenses also include costs of corporate functions including legal, accounting, treasury, human resources, customer service, sales, marketing, field application engineering, allocated indirect costs of the SG&A function, and non-cash stock-based compensation charges for SG&A personnel.
     SG&A expense decreased $15.2 million, or 19%, in fiscal 2009 compared to fiscal 2008. The decrease is primarily due to the 30% decline in SG&A headcount from September 2008 to September 2009 resulting from restructuring activities and cost cutting measures.
     SG&A expense decreased $3.0 million, or 4%, in fiscal 2008 compared to fiscal 2007. The decrease is primarily due to the 33% decline in SG&A headcount from September 2007 to September 2008 resulting from restructuring activities and cost cutting measures. The majority of the headcount decrease occurred at the end of the fiscal year, as a result of the BMP business unit sale.
Amortization of Intangible Assets
     Amortization of intangible assets consists of amortization expense for intangible assets acquired in various business combinations. Our remaining intangible assets are being amortized over a weighted-average period of approximately 5.3 years.
     Amortization expense decreased $0.7 million, or 19%, in fiscal 2009 compared to fiscal 2008. The decrease in amortization expense is primarily attributable to the completion of amortization on an intangible asset in the third quarter of fiscal 2009.
     Amortization expense decreased $5.9 million, or 62%, in fiscal 2008 compared to fiscal 2007. The decrease in amortization expense is primarily attributable to the impairment of the intangible assets related to our former wireless business unit recognized in the fourth quarter of fiscal 2007.
Asset Impairments
     During fiscal 2009, we recorded impairment charges of $10.8 million, consisting primarily of an $8.3 million impairment of a patent license with Freescale Semiconductor, Inc., land and fixed asset impairments of $1.4 million, electronic design automation (“EDA”) tool impairments of $0.8 million, intangible asset impairments of $0.3 million. Asset impairments recorded in continuing operations were $5.7 million, asset impairments related to the BMP and BBA business units of $5.1 million were recorded in discontinued operations.
     As a result of the sale of our BBA business and decrease in revenues in the continuing business, the Company determined that the technology license with Freescale Semiconductor Inc. had no value and therefore recorded an impairment charge of $8.3 million for the license, of which $3.3 million was recorded in discontinued operations and $5.0 million in operating expenses in the year ended October 2, 2009.
     During fiscal 2008, we continued our review and assessment of the future prospects of its businesses, products and projects with particular attention given to the BBA business unit. The challenges in the competitive DSL market resulted in the net book value of certain assets within the BBA business unit to be considered not fully recoverable. As a result, we recorded impairment charges of $108.8 million related to goodwill, $1.9 million related to intangible assets, $6.5 million related to property, plant and equipment and $3.4 million related to EDA tools. The impairment charges have been included in net loss from discontinued operations.
     During fiscal 2008, we reevaluated our reporting unit operations with particular attention given to various scenarios for the BMP business. The determination was made that the net book value of certain assets within the BMP business unit were considered not fully recoverable. As a result, we recorded impairment charges of $119.6 million related to goodwill, $21.1 million related to EDA tools and technology licenses and $2.1 million related to property, plant and equipment, respectively. The impairment charges have been included in net loss from discontinued operations.
     Asset impairment charged to continuing operations in fiscal 2008 of $0.3 million consisted primarily of property, plant and equipment charges.
Special Charges

	Fiscal Year Ended
	October 2,	October 3,	September 28,
	2009	2008	2007
		(In thousands)
Litigation charges	$3,475	$—	$1,497
Restructuring charges	15,116	11,539	7,227
Voluntary Early Retirement Plan (“VERP”) settlement charge	—	6,294	—
Loss on disposal of property	392	961	—
Other special charges	—	(112)	(364)

	$18,983	$18,682	$8,360

     Special charges for fiscal 2009 consisted primarily of restructuring charges due to reduction of subtenant income from restructured office space and $3.5 million for a settlement of our class action lawsuit related to our 401(k) plan.
     Special charges for fiscal 2008 consisted primarily of restructuring charges of $11.5 million that were primarily comprised of employee severance and termination benefit costs related to our fiscal 2008 restructuring actions. In addition, we incurred a charge of $6.3 million related to the settlement of our liability related to the VERP via the purchase of a non-participating annuity contract.
     Special charges for fiscal 2007 consisted primarily of a $1.5 million charge for the settlement of our litigation with British Telecom and Conference America and restructuring charges of $7.2 million that were primarily comprised of employee severance and termination benefit costs related to our fiscal 2007 restructuring actions and, to a lesser extent, facilities related charges mainly resulting from the accretion of rent expense related to our fiscal 2005 restructuring action.
Interest Expense
     Interest expense decreased $6.0 million, or 15% during fiscal 2009 compared to fiscal 2008. The decrease is primarily attributable to lower debt balances due to repurchase of $133.6 million of debt in 2008 and lower interest rates on our remaining variable rate debt.
     Interest expense decreased $8.1 million, or 17% during fiscal 2008 compared to fiscal 2007. The decrease is primarily attributable to the repurchase of $53.6 million and $80.0 million of our senior secured notes in March and September 2008, respectively, debt refinancing activities implemented in fiscal 2007 and declines in interest rates on our variable rate debt.
Other (Income) Expense, Net

	Fiscal Year Ended
	2009	2008	2007
Investment and interest income	$(1,747)	$(7,237)	$(13,833)
(Increase) decrease in the fair value of derivative instruments	(4,508)	14,974	952
Impairment of equity securities	2,770	—	—
Loss on rental property	—	1,435	—
Loss on swap termination	1,087	—	—
Gains on investments in equity securities	(1,856)	(896)	(17,016)
Other	(771)	947	(6,608)

Other (income) expense, net	$(5,025)	$9,223	$(36,505)

     Other income, net for fiscal 2009 was primarily comprised of a $4.5 million increase in the fair value of the Company’s warrant to purchase 6.1 million shares of Mindspeed common stock, $1.9 million in gains on sales of equity securities, $1.7 million of investment and interest income on invested cash balances offset by $2.8 million of impairments on equity securities and a $1.1 million realized loss on the termination of interest rate swaps.
     Other expense, net for fiscal 2008 was primarily comprised of $7.2 million of investment and interest income on invested cash balances, a $15.0 million decrease in the fair value of the Company’s warrant to purchase 6.1 million shares of Mindspeed common stock and $1.4 million of expense related to a rental property.
     Other income, net for fiscal 2007 was primarily comprised of $13.8 million of investment and interest income on invested cash balances, $17.0 million of gains on investments in equity securities, including primarily the gain of $16.3 million on the sale of our Skyworks shares and investment credits realized on asset disposals.
Provision for Income Taxes
     In fiscal 2009, 2008 and 2007, we recorded income tax provisions of $0.9 million, $0.8 million and $0.8 million, respectively, primarily reflecting income taxes imposed on our foreign subsidiaries. All of our U.S. federal income taxes and the majority of our state income taxes are offset by fully reserved deferred tax assets. Unless there is a change of ownership under Section 382 of the Internal Revenue Code, as amended, which would limit our ability to utilize our deferred tax assets, we expect this to continue for the foreseeable future. We expect our tax provision in future years to decrease slightly due to the contraction of our business activities outside of the U.S., primarily in India and China, partially offset by the scheduled expiration of certain tax holidays in India in fiscal 2010.
     As of October 2, 2009, we had approximately $1.3 billion of net deferred income tax assets, which are primarily related to U.S. federal income tax net operating loss (NOL) carryforwards and capitalized R&D expenses and which can be used to offset taxable income in subsequent years. Approximately $766 million of the NOL carryforwards were acquired in business combinations, and under FASB ASC 805-10 (SFAS 141R), which will be effective in fiscal 2010, the benefit of which, if any, will decrease our provision for income taxes. The deferred tax assets acquired in the merger with GlobespanVirata are subject to limitations imposed by section 382 of the Internal Revenue Code, as amended. Such limitations are not expected to impair our ability to utilize these deferred tax assets. As of October 2, 2009, we have a valuation allowance recorded against all of our U.S. and state deferred tax assets and foreign operations have recorded a net deferred tax liability of $0.5 million. We do not expect to recognize any domestic income tax benefits relating to future operating losses until we believe that such tax benefits are more likely than not to be realized.
     On September 29, 2007, the Company adopted the provisions of the FASB ASC 740-10 (FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”), which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FASB ASC 740-10 (FIN 48), a company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FASB ASC 740-10 (FIN 48) also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.
     Adopting FASB ASC 740-10 (FIN 48) had the following impact on the Company’s financial statements: increased long-term liabilities by $5.9 million and retained deficit by $0.8 million and decreased its long-term assets by $0.3 million and current income taxes payable by $5.3 million. As of September 29, 2007, the Company had $74.4 million of unrecognized tax benefits of which $5.2 million, if recognized, would affect its effective tax rate. As of October 2, 2009 and October 3, 2008, the Company had $73.8 million and $77.3 million, respectively, of unrecognized tax benefits of which $8.6 million and $7.7 million, respectively, if recognized, would affect its effective tax rate. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in provision for income taxes. As of October 2, 2009 and October 3, 2008, the Company had accrued interest and penalties related to uncertain tax positions of $1.2 million and $0.9 million, respectively, net of income tax benefit on its balance sheet.
     The Company is subject to income taxes in both the United States and numerous foreign jurisdictions and has also acquired and divested certain businesses for which it has retained certain tax liabilities. In the ordinary course of our business, there are many transactions and calculations in which the ultimate tax determination is uncertain and significant judgment is required in determining our worldwide provision for income taxes. The Company and its acquired and divested businesses are regularly under audit by tax authorities. Although the Company believes its tax estimates are reasonable, the final determination of tax audits could be different than that which is reflected in historical income tax provisions and accruals. Based on the results of an audit, a material effect on the Company’s income tax provision, net income, or cash flows in the period or periods for which that determination is made could result. The Company files U.S. and state income tax returns in jurisdictions with varying statutes of limitation. The fiscal years 2006 through 2009 generally remain subject to examination by federal and most state tax authorities. The Company is subject to income tax in many jurisdictions outside the U.S., none of which are individually material to its financial position, statement of cash flows, or results of operations.

Gain (Loss) on Equity Method Investments
     Gain (loss) on equity method investments includes our share of the earnings or losses of the investments that are recorded under the equity method of accounting, as well as the gains and losses recognized on the sale of our equity method investments.
     Loss on equity method investments for fiscal 2009 was $2.8 million. Gain on equity method investments for fiscal 2008 was $2.8 million.
     Gain on equity method investments for fiscal 2007 primarily consisted of a $50.3 million gain from the sale of our investment in Jazz.
Loss from Discontinued Operations, net of tax
     Loss from discontinued operations, net of tax consists of the operating results of our discontinued BMP and BBA businesses. For the fiscal years 2009, 2008 and 2007, BMP and BBA operations consisted of the following:

	October 2,	October 3,	September 28,
	2009	2008	2007
Net revenues	$116,590	$351,179	$448,166
Cost of goods sold	59,680	212,823	288,565

Gross margin	56,910	138,356	159,601
Operating expenses:
Research and development	40,085	141,395	186,800
Selling, general and administrative	4,863	18,429	26,137
Amortization of intangible assets	4,430	12,492	12,544
Asset impairments	5,164	262,177	132,363
Special charges	14,518	2,791	20,844

Total operating expenses	69,060	437,284	378,688

Operating loss	(12,150)	(298,928)	(219,087)
Interest expense	2,741	12,836	12,033
Other expense (income), net	1,132	(9,682)	357

Loss from continuing operations before income taxes	(16,023)	(302,082)	(231,477)
Provision for income taxes	1,498	4,588	3,579

Loss from discontinued operations, net of tax	$(17,521)	$(306,670)	$(235,056)

Liquidity and Capital Resources
     Our principal sources of liquidity are our cash and cash equivalents, sales of non-core assets, borrowings and operating cash flow. In addition, the Company has generated additional liquidity in the past through the sale of equity securities and may from time to time do so in the future.
     Our cash and cash equivalents increased $19.5 million between October 3, 2008 and October 2, 2009. The increase was primarily due to $44.6 million of proceeds from the sale of our BBA business, $18.4 million of proceeds from a common stock offering, $18.3 million from the release of restricted cash in connection with a letter of credit with a vendor, $14.5 million of proceeds from the sale of intellectual property, $10.4 million proceeds from the resolution of divestiture/acquisition related escrows, $8.5 million of cash provided by operations, $2.5 million from the return of collateral deposits on interest rate swaps and $2.3 million proceeds from sales of equity securities offset by $80 million of payments in connection with repurchases and retirements of long-term debt, $12.4 million net repayments on short-term debt, $4.2 million of net payments for acquisitions and $2.8 million of payments for termination of interest rate swaps.
     At October 2, 2009, we had $228.6 million aggregate principal amount of convertible subordinated notes outstanding ($250 million principal amount of our 4.00% convertible subordinated notes net of $21.4 million debt discount). These notes are due in March 2026, but the holders may require us to repurchase, for cash, all or part of their notes on March 1, 2011, March 1, 2016 and March 1, 2021 at a price of 100% of the principal amount, plus any accrued and unpaid interest. The Company has entered into, and intends to continue to enter into, privately negotiated agreements to exchange a portion of its outstanding convertible subordinated notes for equity securities, cash or a combination thereof.
     At October 2, 2009, we also had a total of $61.4 million aggregate principal amount of floating rate senior secured notes outstanding. The sale of the our investment in Jazz Semiconductor, Inc. (Jazz) in February 2007 and the sale of two other equity investments in January 2007 qualified as asset dispositions requiring us to make offers to repurchase a portion of the notes no later than 361 days following the February 2007 asset dispositions. Based on the proceeds received from these asset dispositions and our cash investments in assets (other than current assets) related to our business made within 360 days following the asset dispositions, we were required to make an offer to repurchase not more than $53.6 million of the senior secured notes, at 100% of the principal amount plus any accrued and unpaid interest in February 2008. As a result of 100% acceptance of the offer by our bondholders, $53.6 million of the senior secured notes were repurchased during the second quarter of fiscal 2008. We recorded a pretax loss on debt repurchase of $1.4 million during the second quarter of fiscal 2008 that included the write-off of deferred debt issuance costs.
     Following the sale of the BMP business unit, we made an offer to repurchase $80.0 million of the senior secured notes at 100% of the principal amount plus any accrued and unpaid interest in September 2008. As a result of the 100% acceptance of the offer by our bondholders, $80.0 million of the senior secured notes were repurchased during the fourth quarter of fiscal 2008. We recorded a pretax loss on debt repurchase of $1.6 million during the fourth quarter of fiscal 2008 that included the write-off of deferred debt issuance costs. The pretax loss on debt repurchase of $1.6 million has been included in net loss from discontinued operations. Due to the receipt of proceeds in excess of the $80.0 million repurchase and other cash investments in assets, $17.7 million of the senior secured notes was classified as current liabilities on the accompanying consolidated balance sheet as of October 3, 2008.
     Following the sale of the BBA business unit, the Company made an offer to repurchase $73.0 million of the senior secured notes at 100% of the principal amount plus any accrued and unpaid interest in August 2009. As a result of the 100% acceptance of the offer by the Company’s bondholders, $73.0 million of the senior secured notes were repurchased during the fourth quarter of fiscal 2009. In a separate transaction in the fourth quarter of fiscal 2009, the Company purchased an additional $7.0 million of the senior secured notes at 100% of the principal amount plus any accrued and unpaid interest. The Company recorded a pretax loss on debt repurchase of $0.9 million during the fourth quarter of fiscal 2009 that included the write-off of deferred debt issuance costs, $0.4 million was recorded in interest expense in continuing operations, and $0.5 million was recorded in net loss from discontinued operations.
     Subsequent to October 2, 2009, the Company issued a redemption notice announcing that it will redeem all of the remaining $61.4 million senior secured notes on December 18, 2009. The redemption price will be equal to 101% of the principal amount of the senior secured notes plus accrued and unpaid interest to the redemption date. Accordingly, the remaining $61.4 million senior secured notes have been classified as current in the Company’s consolidated balance sheets as of October 2, 2009.
     We also have a $50.0 million credit facility with a bank (the “credit facility”), under which we had borrowed $28.7 million as of October 2, 2009. This credit facility expires on November 27, 2009. As permitted by the terms of the credit facility, we plan to repay any outstanding balance under the credit facility on or before May 27, 2010 through the collection of receivables in the ordinary course of business or out of our cash balances.
     In September 2009, the Company raised net proceeds of approximately $18.4 million in a common stock offering and used the proceeds for general corporate purposes, including the repayment of indebtedness and for capital expenses. In October 14, 2009, the Company’s underwriter exercised its over-allotment option to purchase additional shares of the company’s common stock. Net proceeds to the Company, after expenses, were approximately $2.6 million.
     Recent tightening of the credit markets and unfavorable economic conditions have led to a low level of liquidity in many financial markets and extreme volatility in the credit and equity markets. As demonstrated by recent activity, we were able to access the equity markets to raise cash in September 2009. However, there is no assurance that we will be able to do so in future periods or on similar terms and conditions. In addition, if signs of improvement in the global economy do not progress as expected and the economic slowdown continues or worsens, our business, financial condition, cash flow and results of operations will be adversely affected. If that happens, our ability to access the capital or credit markets may worsen and we may not be able to obtain sufficient capital to repay our $250 million principal amount of our convertible subordinated notes when they become due in March 2026 or earlier as a result of the mandatory repurchase requirements. The first mandatory repurchase date for the convertible subordinated notes is March 1, 2011. In addition to the equity offering mentioned above, we have completed certain business restructuring activities including the sale of our BMP and BBA businesses for cash as well as operating expense reductions which have improved our financial performance. We also initiated various actions including the exchange of new securities for a portion of our outstanding convertible subordinated notes and the repurchase of our outstanding senior secured notes. We will continue to explore other restructuring and re-financing alternatives as well as supplemental financing alternatives including, but not limited to, an accounts receivable credit facility. In the event we are unable to satisfy or refinance all of our outstanding debt obligations as the obligations are required to be paid, we will be required to consider strategic and other alternatives, including, among other things, the sale of assets to generate funds, the negotiation of revised terms of our indebtedness, additional exchanges of our existing indebtedness obligations for new securities and additional equity offerings. We have retained financial advisors to assist us in considering these strategic, restructuring or other alternatives. There is no assurance that we would be successful in completing any of these alternatives. Further, we may not be able to refinance any portion of our debt on favorable terms or at all. Our failure to satisfy or refinance any of our indebtedness obligations as they come due, including through additional exchanges of new securities for existing indebtedness obligations or additional equity offerings, would result in a default and potential acceleration of our remaining indebtedness obligations and would have a material adverse effect on our business.
     Given these actions taken to date, we believe that our existing sources of liquidity, together with cash expected to be generated from product sales, will be sufficient to fund our operations, research and development, anticipated capital expenditures and working capital for at least the next twelve months.
     Cash flows are as follows (in thousands):

	Fiscal Year Ended
	October 2,	October 3,	September 28
	2009	2008	2007
Net cash provided by (used in) operating activities	$8,476	$(18,350)	$(11,851)
Net cash provided by investing activities	85,404	63,515	205,179
Net cash used in financing activities	(74,378)	(174,887)	(183,349)

Net increase (decrease) in cash and cash equivalents	$19,502	$(129,722)	$9,979

     Cash provided by operating activities was $8.5 million for fiscal 2009 compared to $18.4 million used in operating activities in fiscal 2008. During fiscal 2009, we used $18.3 million of cash in operations and generated $26.8 million for working capital (accounts receivable, inventories, accounts payable and other accrued expenses). The changes in working capital were primarily driven by a $19.2 million decrease in accounts receivable and a $15.9 million decrease in inventories offset by a $10.3 million decrease in accounts payable and a $2.0 million increase in other accrued expenses. The decreases in accounts receivable, inventories and accounts payable were primarily driven by the sale of the BBA business and overall lower business volume.
     Cash used in operating activities was $18.4 million for fiscal 2008 compared to $11.9 million for fiscal 2007. During fiscal 2008, we generated $36.9 million of cash from operations and used $54.1 million for working capital (accounts receivable, inventories, accounts payable and other accrued expenses). The changes in working capital were primarily driven by a $45.0 million decrease in accounts payable due to overall lower business volumes, primarily driven by the sale of the BMP business, as well as a decrease in accrued liabilities related to the payment of an $18.5 million litigation settlement in the first quarter of fiscal 2008. These decreases were offset by a $32.6 million decrease in accounts receivable due to the overall lower business volumes, which were primarily attributable to the sale of the BMP business.
     Cash provided by investing activities was $85.4 million for fiscal 2009 compared to $63.5 million for fiscal 2008. Cash provided by investing activities is primarily related to the $44.6 million in proceeds on the sale of the BBA business, $18.3 million in release of restricted cash, $14.5 million from sale of intellectual property and $10.4 million of proceeds from resolution of acquisition related escrow.
     Cash provided by investing activities was $63.5 million for fiscal 2008 compared to $205.2 million for fiscal 2007. Cash provided by investing activities is primarily related to the $95.4 million in proceeds on the sale of the BMP business, offset by the restriction of $18.0 million to secure a stand-by letter of credit related to one of our suppliers and $16.1 million used to purchase a multi function printer imaging product business from SigmaTel.
     Cash used in financing activities was $74.4 million for fiscal 2009 compared to $174.9 million for fiscal 2008. Cash used in financing activities is primarily comprised of our repurchase of our senior secured notes of $80 million and net repayments on our short-term debt of $12.4 million offset by proceeds from a common stock offering of $18.4 million.
     Cash used in financing activities was $174.9 million for fiscal 2008 compared to $183.3 million for fiscal 2007. Cash used in financing activities is primarily comprised of senior secured note repurchases of $133.6 million and a $40.1 million decrease in our short-term line of credit.
Contractual Obligations and Commitments
     Contractual obligations at October 2, 2009 were as follows:

	Payments Due by Period
		Less Than				More Than
	Total	1 Year	1 Year	2 Years	3-5 Years	5 Years
	(In thousands)
Long-term debt	$250,000	$—	$250,000	$—	$—	$—
Short-term debt	90,053	90,053	—	—	—	—
Interest on debt	15,960	10,960	5,000	—	—	—
Operating leases	111,957	19,446	15,661	13,704	27,950	35,196
Purchase commitments	13,496	10,083	1,834	1,579	—	—

	$481,466	$130,542	$272,495	$15,283	$27,950	$35,196

     As discussed above, the holders of the $250.0 million principal amount convertible subordinated notes due March 2026 could require us to repurchase all or part of their notes as early as March 1, 2011. As a result, the convertible subordinated notes are presented as being due in less than two years in the table above.
     At October 2, 2009, the Company had many sublease arrangements on operating leases for terms ranging from near term to approximately eight years. Aggregate scheduled sublease income based on current terms is approximately $13.9 million and is not reflected in the table above.
     In addition to the amounts shown in the table above, as of October 2, 2009 we have also recorded liabilities in accordance with FASB ASC 740-10 (FIN 48) of $9.8 million for unrecognized tax benefits, which includes $1.1 million and $0.1 million for potential interest and penalties, respectively, related to these unrecognized tax benefits. We are uncertain as to if or when such amounts may be settled.
Off-Balance Sheet Arrangements
     We have made guarantees and indemnities, under which we may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. In connection with our spin-off from Rockwell International Corporation (“Rockwell”), we assumed responsibility for all contingent liabilities and then-current and future litigation (including environmental and intellectual property proceedings) against Rockwell or its subsidiaries in respect of the operations of the semiconductor systems business of Rockwell. In connection with our contribution of certain of our manufacturing operations to Jazz, we agreed to indemnify Jazz for certain environmental matters and other customary divestiture-related matters. In connection with the sales of our products, we provide intellectual property indemnities to our customers. In connection with certain facility leases, we have indemnified our lessors for certain claims arising from the facility or the lease. We indemnify our directors and officers to the maximum extent permitted under the laws of the State of Delaware.
     The durations of our guarantees and indemnities vary, and in many cases are indefinite. The guarantees and indemnities to customers in connection with product sales generally are subject to limits based upon the amount of the related product sales. The majority of other guarantees and indemnities do not provide for any limitation of the maximum potential future payments we could be obligated to make. We have not recorded any liability for these guarantees and indemnities in our consolidated balance sheets. Product warranty costs are not significant.
Special Purpose Entities
     We have one special purpose entity, Conexant USA, LLC, which was formed in September 2005 in anticipation of establishing the credit facility. This special purpose entity is a wholly-owned, consolidated subsidiary of ours. Conexant USA, LLC is not permitted, nor may its assets be used, to guarantee or satisfy any of our obligations or those of our subsidiaries.
     On November 29, 2005, we established an accounts receivable financing facility whereby we will sell, from time to time, certain insured accounts receivable to Conexant USA, LLC, and Conexant USA, LLC entered into an $80.0 million revolving credit agreement with a bank that is secured by the assets of the special purpose entity. In November 2008, we extended the term of this revolving credit agreement through November 27, 2009. In addition, we lowered our borrowing limit on the revolving credit agreement to $50.0 million due to overall lower business volumes primarily driven by the sale of the BMP business during fiscal 2008. The accounts receivable financing facility expires on November 27, 2009. As permitted by the terms of the credit facility, we plan to repay any outstanding balance under the credit facility on or before May 27, 2010 through the collection of receivables in the ordinary course of business or out of our cash balances.
Recently Adopted Accounting Pronouncements
     On October 3, 2009 the Company adopted FASB ASC 470-20 (FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FASB ASC 470-20 (FSP APB 14-1) requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s hypothetical nonconvertible debt borrowing rate. The guidance resulted in the Company recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. The provisions of FASB ASC 470-20 (FSP APB 14-1) were retrospectively applied, all prior period amounts have been adjusted to apply the new method of accounting (see Note 1 of Notes to the Consolidated Financial Statements).
     On January 3, 2009, the Company adopted FASB ASC 815-10 (SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”). FASB ASC 815-10 (SFAS No. 161) requires expanded disclosures regarding the location and amount of derivative instruments in an entity’s financial statements, how derivative instruments and related hedged items are accounted for under FASB ASC 815-10 (SFAS No. 133) and how derivative instruments and related hedged items affect an entity’s financial position, operating results and cash flows. As a result of the adoption of FASB ASC 815-10 (SFAS No. 161), the Company expanded its disclosures regarding its derivative instruments.
     On October 4, 2008, the Company adopted FASB ASC 820-10 (SFAS No. 157, “Fair Value Measurements”), for its financial assets and liabilities. The Company’s adoption of FASB ASC 820-10 (SFAS No. 157) did not have a material impact on its financial position, results of operations or liquidity.
     FASB ASC 820-10 (SFAS No. 157) provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. FASB ASC 820-10 (SFAS No. 157) defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 (SFAS No. 157) also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value.
•	Level 1: Quoted prices in active markets for identical assets or liabilities.

•	Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
     FASB ASC 820-10 (SFAS No. 157) requires the use of observable market inputs (quoted market prices) when measuring fair value and requires a Level 1 quoted price to be used to measure fair value whenever possible.
     In accordance with FASB ASC 820-10 (FSP FAS 157-2, “Effective Date of FASB Statement No. 157”), the Company elected to defer until October 3, 2009 the adoption of FASB ASC 820-10 (SFAS No. 157) for all nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of FASB ASC 820-10 (SFAS No. 157) for those assets and liabilities within the scope of FASB ASC 820-10 (FSP FAS 157-2) is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.
     On October 4, 2008, the Company adopted FASB ASC 825-10 (SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The Company already records marketable securities at fair value in accordance with FASB ASC 320-15 (SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”). The adoption of FASB ASC 825-10 (SFAS No. 159) did not have an impact on the Company’s condensed consolidated financial statements as management did not elect the fair value option for any other financial instruments or certain other assets and liabilities.
     On April 4, 2009, the Company adopted FASB ASC 825-10 (FSP FAS 107-1, “Interim Disclosures about Fair Value of Financial Instruments”) and FASB ASC 270-10 (APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”), which enhanced the disclosure of instruments under the scope of FASB ASC 820-10 (SFAS No. 157). The Company’s adoption of FASB ASC 825-10 (FSP FAS 107-1) and FASB ASC 270-10 (APB 28-1) did not have a material impact on its financial position, results of operations or liquidity.
     On April 4, 2009, the Company adopted FASB ASC 820-10 (FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”), which provides guidance on how to determine the fair value of assets and liabilities under FASB ASC 820-10 (SFAS No. 157) in the current economic environment and reemphasizes that the objective of a fair value measurement remains an exit price. The Company’s adoption of FASB ASC 820-10 (FSP FAS 157-4) did not have a material impact on its financial position, results of operations or liquidity.
     On April 4, 2009, the Company adopted FASB ASC 855-10 (SFAS No. 165, “Subsequent Events”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular SFAS No. 165 sets forth:
     1. The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.
     2. The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.

     3. The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.
     The Company’s adoption of SFAS No. 165 did not have a material impact on its financial position, results of operations or liquidity.
Recently Issued Accounting Pronouncements
     In December 2007, the FASB issued FASB ASC 805-10 (SFAS No. 141 (revised 2007), “Business Combinations”), which replaced SFAS No. 141. The statement requires a number of changes to the purchase method of accounting for acquisitions, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. The Company will adopt FASB ASC 805-10 (SFAS No. 141R) in the first quarter of fiscal 2010 and it will apply prospectively to business combinations completed on or after that date. FASB ASC 805-10 (SFAS No. 141R) also requires that changes in acquired deferred tax assets and liabilities or pre-acquisition tax liabilities be recorded to the tax provision as opposed to goodwill as was required under prior guidance. Beginning in the first quarter of fiscal 2010, the tax aspects of FASB ASC 805-10 (SFAS No. 141R) will be applicable to all business combinations regardless of the completion date.
     In April 2008, the FASB issued FASB ASC 350-30 (FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”). FASB ASC 350-30 (FSP FAS 142-3) amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB ASC 350-10 (SFAS No. 142). This change is intended to improve the consistency between the useful life of a recognized intangible asset under FASB ASC 350-10 (SFAS No. 142) and the period of expected cash flows used to measure the fair value of the asset under FASB ASC 805-10 (SFAS No. 141R) and other US GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FASB ASC 350-30 (FSP FAS 142-3) is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which will require the Company to adopt these provisions in the first quarter of fiscal 2010. The Company is currently evaluating the impact of adopting FASB ASC 350-30 (FSP FAS 142-3) on its condensed consolidated financial statements.
     In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” (“SFAS No. 166”), an amendment of FASB SFAS No. 140. SFAS No. 166 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. SFAS No. 166 will be effective for financial statements issued for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. Early adoption is not permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 166 would have on its financial position and results of operations.
     In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 improves financial reporting by enterprises involved with variable interest entities. SFAS No. 167 will be effective for financial statements issued for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. Early adoption is not permitted. The Company does not believe that adoption of SFAS No. 167 will have a material impact on its financial position and results of operations.
     In August 2009, the FASB issued Accounting Standards Update No. 2009-5, “Measuring Liabilities at Fair Value” (“ASU No. 2009-05”). ASU 2009-05 amends Accounting Standards Codification Topic 820, “Fair Value Measurements.” Specifically, ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or 2) a valuation technique that is consistent with the principles of Topic 820 of the Accounting Standards Codification. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. ASU 2009-05 is effective for the first reporting period after the issuance, which will require the Company to adopt these provisions in the first quarter of fiscal 2010. The Company does not believe that adoption of ASU 2009-05 will have a material impact on its financial position and results of operations.
Critical Accounting Policies
     The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the significant estimates affecting our consolidated financial statements are those relating to business combinations, revenue recognition, allowances for doubtful accounts, inventories, long-lived assets, deferred income taxes, valuation of warrants, valuation of equity securities, stock-based compensation and restructuring charges. We regularly evaluate our estimates and assumptions based upon historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent actual results differ from those estimates, our future results of operations may be affected.

Business combinations
     We account for acquired businesses using the purchase method of accounting which requires that the assets and liabilities assumed be recorded at the date of acquisition at their respective fair values. Because of the expertise required to value intangible assets and in-process research and development (IPR&D), we typically engage a third party valuation firm to assist management in determining those values. Valuation of intangible assets and IPR&D entails significant estimates and assumptions including, but not limited to, determining the timing and expected costs to complete projects, estimating future cash flows from product sales, and developing appropriate discount rates and probability rates by project. We believe that the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. To the extent actual results differ from those estimates, our future results of operations may be affected by incurring charges to our statements of operations. Additionally, estimates for purchase price allocations may change as subsequent information becomes available.
Revenue recognition
     We recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price and terms are fixed and determinable, and (iv) the collection of the receivable is reasonably assured. These terms are typically met upon shipment of product to the customer. The majority of our distributors have limited stock rotation rights, which allow them to rotate up to 10% of product in their inventory two times per year. We recognize revenue to these distributors upon shipment of product to the distributor, as the stock rotation rights are limited and we believe that we have the ability to reasonably estimate and establish allowances for expected product returns in accordance with FASB ASC 605-15 (Statement of Financial Accounting Standards (SFAS) No. 48, “Revenue Recognition When Right of Return Exists”). Development revenue is recognized when services are performed and was not significant for any periods presented.
     Revenue with respect to sales to customers to whom we have significant obligations after delivery is deferred until all significant obligations have been completed. At October 2, 2009 and October 3, 2008, deferred revenue related to shipments of products for which we have on-going performance obligations was $0.1 million and $0.2 million, respectively.
     Our revenue recognition policy is significant because our revenue is a key component of our operations and the timing of revenue recognition determines the timing of certain expenses, such as sales commissions. Revenue results are difficult to predict, and any shortfall in revenues could cause our operating results to vary significantly from period to period.
Allowance for doubtful accounts
     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We use a specific identification method for some items, and a percentage of aged receivables for others. The percentages are determined based on our past experience. If the financial condition of our customers were to deteriorate, our actual losses may exceed our estimates, and additional allowances would be required. At October 2, 2009 and October 3, 2008, our allowances for doubtful accounts were $0.5 million and $0.8 million, respectively.
Derivatives
     The Company accounts for derivatives in accordance with FASB ASC 815-10 (SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”). As of October 2, 2009 the Company’s derivatives consisted of warrants to purchase 6.1 million shares of Mindspeed common stock. The fair value of this warrant is determined using a standard Black-Scholes-Merton valuation model with assumptions consistent with current market conditions and our intent to liquidate the warrant over a specified time period. The Black-Scholes-Merton valuation model requires the input of highly subjective assumptions, including expected stock price volatility. Changes in these assumptions, or in the underlying valuation model, could cause the fair value of the Mindspeed warrant to vary significantly from period to period. Changes in the value of the warrant are recorded in income in the period in which they occur.
Inventories
     We assess the recoverability of our inventories at least quarterly through a review of inventory levels in relation to foreseeable demand, generally over twelve months. Foreseeable demand is based upon all available information, including sales backlog and forecasts, product marketing plans and product life cycle information. When the inventory on hand exceeds the foreseeable demand, we write down the value of those inventories which, at the time of our review, we expect to be unable to sell. The amount of the inventory write-down is the excess of historical cost over estimated realizable value. Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory. Demand for our products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand or product pricing is lower than originally projected, additional inventory write-downs may be required. Further, on a quarterly basis, we assess the net realizable value of our inventories. When the estimated average selling price of our inventory net of selling expenses falls below our inventory cost, we adjust our inventory to its current estimated market value. At October 2, 2009 and October 3, 2008, our inventory reserves were $6.4 million and $12.6 million, respectively.
Long-lived assets
     Long-lived assets, including fixed assets and intangible assets (other than goodwill) are amortized over their estimated useful lives. They are also continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use of an asset and its eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to our business model or changes in operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using available market data, comparable asset quotes and/or discounted cash flow models.
Goodwill
     Goodwill is not amortized. Instead, goodwill is tested for impairment on an annual basis and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is tested at the reporting unit level, which is defined as an operating segment or one level below the operating segment. Goodwill is tested annually during the fourth fiscal quarter and, if necessary, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill impairment testing is a two-step process.
     The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. In our annual test in the fourth fiscal quarter of 2009, we assessed the fair value of our reporting units for purposes of goodwill impairment testing based upon the Company’s fair value based on the quoted market price of the Company’s common stock and a market multiple analysis, both under the market approach. The resulting fair value of the reporting unit is then compared to the carrying amounts of the net assets of the reporting unit, including goodwill. As we have only one reporting unit, the carrying amount of the reporting unit equals the net book value of the Company. We elected not to use the Discounted Cash Flow Analysis in our fiscal 2009 analysis because we believe that our fair value calculated based on quoted market prices and market multiples is a more accurate method.
     Fair Value based on Quoted Market price Analysis: The fair value of the Company is calculated based on the quoted market price of the Company’s common stock listed on the NASDAQ Global Select Market as of the date of the goodwill impairment analysis multiplied by shares outstanding also as of that date. The fair value of the Company is then compared to the carrying value of the Company as of the date of the goodwill impairment analysis.
     Fair Value based on Market Multiple Analysis: We select several companies which we believe are comparable to our business and calculate their revenue multiples (market capitalization divided by annual revenue) based on available revenue information and related stock prices as of the date of the goodwill impairment analysis. The comparable companies are selected based upon similarity of products. We used a revenue multiple of 2.0 in our analysis of comparable companies multiples for the IPM reporting unit as of October 2, 2009 compared to a revenue multiple of 4.3 in our 2008 annual goodwill evaluation. This significant decline reflects the downward impact of the economic environment during the year. We then calculate our fair value by multiplying the revenue multiple by an estimate of our future revenues. The estimate is based on our internal forecasts used by management.
     If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss must be recognized in an amount equal to that excess. Goodwill impairment testing requires significant judgment and management estimates, including, but not limited to, the determination of (i) the number of reporting units, (ii) the goodwill and other assets and liabilities to be allocated to the reporting units and (iii) the fair values of the reporting units. The estimates and assumptions described above, along with other factors such as discount rates, will significantly affect the outcome of the impairment tests and the amounts of any resulting impairment losses.
     All of the goodwill reported on our balance sheet is attributable to the Company’s single reporting unit. During the fourth fiscal quarter of 2009, we determined, based on the methods described above, that the fair value of the Company’s single reporting unit is greater than the carrying value of the Company’s single reporting unit and therefore there is no impairment of goodwill as of October 2, 2009.

Income Taxes
     We utilize the liability method of accounting for income taxes as set forth in FASB ASC 740-10 (SFAS No. 109, Accounting for Income Taxes). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.
     In July 2006 the FASB issued FASB ASC 740-10 (FIN No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109). FASB ASC 740-10 (FIN 48) provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB ASC 740-10 (SFAS 109). Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FASB ASC 740-10 (FIN 48) and in subsequent periods. We adopted FASB ASC 740-10 (FIN 48) effective September 29, 2007 and the provisions of FASB ASC 740-10 (FIN 48) have been applied to all tax positions that were open to adjustment as of that date and all income tax positions commencing from that date. We recognize potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense. The cumulative effect of applying the provisions of FASB ASC 740-10 (FIN 48) has been reported as an adjustment to the opening balance of our accumulated deficit as of September 29, 2007.
     Prior to fiscal 2009 we determined our tax contingencies in accordance with FASB ASC 450-20 (SFAS No. 5, Accounting for Contingencies, or SFAS 5). We recorded estimated tax liabilities to the extent the contingencies were probable and could be reasonably estimated.
Deferred income taxes
     We evaluate our deferred income tax assets and assess the need for a valuation allowance quarterly. We record a valuation allowance to reduce our deferred income tax assets to the net amount that is more likely than not to be realized. Our assessment of the need for a valuation allowance is based upon our history of operating results, expectations of future taxable income and the ongoing prudent and feasible tax planning strategies available to us. In the event that we determine that we will not be able to realize all or part of our deferred income tax assets in the future, an adjustment to the deferred income tax assets would be charged against income in the period such determination is made. Likewise, in the event we were to determine that we will more likely than not be able to realize our deferred income tax assets in the future in excess of the net recorded amount, an adjustment to the valuation allowance would increase income in the period such determination is made.
Valuation of equity securities
     We have a portfolio of strategic investments in non-marketable equity securities. We review equity securities periodically for other-than-temporary impairments, which requires significant judgment. In determining whether a decline in value is other-than-temporary, we evaluate, among other factors, (i) the duration and extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer and (iii) our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. These reviews may include assessments of each investee’s financial condition, its business outlook for its products and technology, its projected results and cash flows, the likelihood of obtaining subsequent rounds of financing and the impact of any relevant contractual equity preferences held by us or by others. We have experienced substantial impairments in the value of our equity securities over the past few years. Future adverse changes in market conditions or poor operating results of underlying investments could result in our inability to recover the carrying amounts of our investments, which could require additional impairment charges to write-down the carrying amounts of such investments.
Stock-based compensation
     In December 2004, the FASB issued FASB ASC 718-10 (SFAS No. 123(R)). This pronouncement revises SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” FASB ASC 718-10 (SFAS No. 123(R)) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. We adopted FASB ASC 718-10 (SFAS No. 123(R)) on October 1, 2005. Under FASB ASC 718-10 (SFAS No. 123(R)), we are required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in our consolidated statements of operations over the service period that the awards are expected to vest.
     As permitted under FASB ASC 718-10 (SFAS No. 123(R)), we elected to recognize compensation cost for all options with graded vesting granted on or after October 1, 2005 on a straight-line basis over the vesting period of the entire option. For options with graded vesting granted prior to October 1, 2005, we will continue to recognize compensation cost over the vesting period following the accelerated recognition method described in FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” as if each underlying vesting date represented a separate option grant. Under FASB ASC 718-10 (SFAS No. 123(R)), we record in our consolidated statements of operations (i) compensation cost for options granted, modified, repurchased or cancelled on or after October 1, 2005 under the provisions of FASB ASC 718-10 (SFAS No. 123(R)) and (ii) compensation cost for the unvested portion of options granted prior to October 1, 2005 over their remaining vesting periods using the fair value amounts previously measured under SFAS No. 123 for pro forma disclosure purposes.

     Consistent with the valuation method for the disclosure-only provisions of FASB ASC 718-10 (SFAS No. 123(R)), we use the Black-Scholes-Merton model to value the compensation expense associated with stock options under FASB ASC 718-10 (SFAS No. 123(R)). In addition, forfeitures are estimated when recognizing compensation expense, and the estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.
     The Black-Scholes-Merton model requires certain assumptions to determine an option fair value, including expected stock price volatility, risk-free interest rate, and expected life of the option. The expected stock price volatility rates are based on the historical volatility of our common stock. The risk free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option or award. The average expected life represents the weighted average period of time that options or awards granted are expected to be outstanding, as calculated using the simplified method described in the Securities and Exchange Commission’s SAB No. 107.
     Consistent with the provisions of FASB ASC 718-10 (SFAS No. 123(R)), we measure service-based awards at the stock price on the grant date, performance-based awards at the stock price on the grant date effected for performance conditions which we believe may impact vesting or exercisability and market performance-based awards using the Monte Carlo Simulation Method giving consideration to the range of various vesting probabilities.
     In November 2005 the FASB issued Staff Position No. SFAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards, or SFAS 123R-3. We have elected to adopt the alternative transition method provided in SFAS 123R-3 for calculating the tax effects of stock-based compensation pursuant to FASB ASC 718-10 (SFAS No. 123(R)). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool, or APIC Pool, related to the tax effects of employee stock-based compensation expense, and to determine the subsequent impact on the APIC Pool and consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that were outstanding at the adoption of FASB ASC 718-10 (SFAS No. 123(R)). In addition we have elected to recognize excess income tax benefits from stock option exercises in additional paid-in capital only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to us, in accordance with applicable accounting guidance.
Restructuring charges
     Restructuring activities and related charges have related primarily to reductions in our workforce and related impact on the use of facilities. The estimated charges contain estimates and assumptions made by management about matters that are uncertain at the time that the assumptions are made (for example, the timing and amount of sublease income that will be achieved on vacated property and the operating costs to be paid until lease termination, and the discount rates used in determining the present value (fair value) of remaining minimum lease payments on vacated properties). While we have used our best estimates based on facts and circumstances available at the time, different estimates reasonably could have been used in the relevant periods, the actual results may be different, and those differences could have a material impact on the presentation of our financial position or results of operations. Our policies require us to review the estimates and assumptions periodically and to reflect the effects of any revisions in the period in which they are determined to be necessary. Such amounts also contain estimates and assumptions made by management, and are reviewed periodically and adjusted accordingly.